Exhibit 4.9

Execution Copy

OPEN JOINT STOCK COMPANY UKRETELECOM

AND

CETEL B.V.

AND

MOBILE TELESYSTEMS OPEN JOINT STOCK COMPANY

NOVATION AGREEMENT

THIS AGREEMENT is made on November 5, 2002

BETWEEN:

(1)                                  OJSC UKRTELECOM, an open joint stock company established under the laws of the Ukraine whose principal place of business is at 18, T. Shevchenko Blvd. 01030, Kyiv, Ukraine (“Ukrtel”);

(2)                                  CETEL B.V., a company incorporated under the laws of The Netherlands whose registered office is at Strawinskylaan 1243, 1077 XX Amsterdam, The Netherlands (“Cetel”); and

(3)                                  MOBILE TELESYSTEMS OJSC, an open joint stock company incorporated under the laws of the Russian Federation whose principal place of business is at Marksistskaya Street 4, Moscow 109147 Russian Federation (“MTS”).

WHEREAS:

(A)                              Cetel and Ukrtel are parties to an agreement dated November 5, 2002 pursuant to which Ukrtel has agreed to sell and Cetel has agreed to purchase a 25% participation interest of the registered charter capital of Ukranian Mobile Communications, a limited liability company organised under the laws of the Ukraine with its registered address at 21 Moskovska Street, Kyiv, Ukraine (the “Original Agreement”).

(B)                                Cetel now wishes to transfer its rights and obligations under the Original Agreement to MTS as permitted pursuant to Clause 10.3 of the Original Agreement.

THE PARTIES AGREE as follows:

1.                                       NOVATION

With effect from the date of this Agreement:

1.1                                 MTS shall perform Cetel’s obligations under the Original Agreement and is bound by the terms of the Original Agreement in every way as if MTS had at all times been a party to the Original Agreement in place of Cetel;

1.2                                 Ukrtel and Cetel release each other from further performance of the Original Agreement and all liabilities, claims and demands howsoever arising under the Original Agreement, whether in contract, tort or otherwise, and Ukrtel accepts and assumes the liability and rights of MTS under the Original Agreement in place of the liability and rights of Cetel and acknowledges and agrees that MTS shall have all of the rights and benefits of Cetel arising under the Original Agreement as if MTS had at all times been a party to the Original Agreement in place of Cetel; and

1.3                                 Ukrtel shall perform its obligations under the Original Agreement and be bound by the terms of the Original Agreement in every way as if MTS had at all times been a party to the Original Agreement in place of Cetel.

2.                                       GOVERNING LAW AND JURISDICTION

2.1                                 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES.  NO EFFECT SHALL BE GIVEN TO ANY CONFLICT OF LAW PROVISION OR RULE OF ANY JURISDICTION OTHER THAN ENGLAND AND WALES THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN ENGLAND AND WALES.

2.2                                 Upon written notice to all Parties to this Agreement and the Arbitration Institute of the Stockholm Chamber of Commerce, any dispute, controversy or claim between any Parties hereto arising out of, relating to or in connection with this Agreement, including its existence, validity or termination, shall be referred to and resolved by final and binding arbitration under the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce in effect on the date any arbitration commences (the “Rules”), which Rules are deemed to be incorporated by reference into this clause.  The place of the arbitration shall be Stockholm, Sweden, and the award shall be deemed to have been made there.  The tribunal may hold hearings, meetings, and deliberations at any place it deems appropriate, having regard to the circumstances of the arbitration.  The tribunal shall be comprised of three arbitrators to be appointed by the Arbitration Institute of the Stockholm Chamber of Commerce in accordance with the Rules.  The tribunal shall neither have nor exercise any power to act as amiable compositeur or ex aequo et bono or to award special, indirect, consequential, or punitive damages.  The language of the arbitration shall be English.  Judgment upon any arbitral award may be entered in any court of competent jurisdiction.  Court jurisdiction under Sections 45 and 69 of the United Kingdom’s Arbitration Act of 1996 shall not apply.  Any Party to this Agreement may intervene in any arbitral proceeding commenced under this Agreement.

3.                                       COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.  This Agreement will be written and signed both in the English and Russian languages, and all modifications, amendments and waivers of any provision of this Agreement shall be written and signed in the English and Russian languages, but the English version of this Agreement and all modifications, amendments and waivers of any provision of this Agreement shall be the official, governing version for all purposes.

EXECUTED by the parties

Signed by	)
a duly authorised	)
representative of/for and	)
on behalf of	)
OJSC UKRTELECOM:	)

/s/ O. Gaiduk	Signature

Signed by	)
a duly authorised	)
representative of/for and	)
on behalf of	)
CETEL B.V.:	)

/s/ S. Fries

/s/ A. Zijlstra

Signature

Signed by	)
a duly authorised	)
representative of/for and	)
on behalf of	)
MOBILE TELESYSTEMS OJSC:	)

/s/ M. Smirnov	Signature